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                                                              Exhibit 99.4

     On February 23, 1998, CLC announced that on February 20, 1998 it had completed the acquisition of Delta College, a Montreal, Quebec-based, privately-held provider of IT education and training. The transaction was completed by means of an exchange of shares of Delta College for 548,408 shares of CLC Common Stock. Delta College reported revenues of approximately U.S. $6.7 million (CM $9.4 million) for its fiscal year ended June 30, 1997. Delta College serves approximately 800 students at three locations: Delta College--Montreal in downtown Montreal; Delta College--Laval located on the north shore of Montreal; and Delta College--Brossard, located on Montreal's south shore, which commenced classes in January 1998.

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